UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2006

BODISEN BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-99101	98-0381367
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

North Part of Xinquia Road, Yang Ling Agricultural High-Tech
Industries Demonstration Zone, Yang Ling,
People's Republic of China 712100
(Address of principal executive offices) (zip code)

86-29-87074957
(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Delisting

On November 6, 2006, Bodisen Biotech, Inc. (the “Company”) received a letter (the “Deficiency Letter”) from the staff of the American Stock Exchange (“AMEX”) indicating that it is not in compliance with certain continued listing standards, specifically Sections 132(a), 132(e), and 403 of the AMEX Company Guide.

Among other things, AMEX believes that the Company made insufficient or inaccurate disclosure in its public filings with regard to its relationship with, and payments to, a consultancy firm and its affiliates both prior to and subsequent to its listing on the AMEX. Additionally, in the context of the Company’s relationship with the consultancy firm, AMEX expressed concern that the Company has internal control issues related to its accounting and financial reporting obligations. Prior to receipt of the letter from AMEX, the Company publicly announced that it had terminated its relationship with the consultancy firm.

The Company has already contacted AMEX to confirm receipt of the Deficiency Letter. To meet AMEX requirements, the Company intends to submit a plan to AMEX indicating what actions it has taken and will take to bring the Company into compliance with the AMEX Continued Listing Standards. If the plan is accepted, the Company will continue its cooperation with AMEX during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.

Prior to filing the plan and, if a plan is timely filed, while the plan is under review by AMEX, the Company expects that its common stock will continue to trade without interruption on AMEX.

Concurrent with filing this 8-K, the Company is distributing a press release announcing the receipt of the Deficiency Letter. The press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated November 12, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BODISEN BIOTECH, INC.

Date: November 12, 2006	By:	/s/ Qiong Wang
Qiong Wang
Chief Executive Officer

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